EXHIBIT 5.1

                       [Letterhead of Herbert M. Jacobi]

                                            July 30, 1998

James Tilton, President
Bria Communications Corporation
8 West 38th Street, 9th Floor
New York,  New York 10018

Gentlemen:

      I am securities counsel for Bria Communications Corporation ("Bria"). You have asked me to render this opinion to Bria.

      You have advised that:

      1. Bria is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended;

      2. Deanne G. Ofsink is an attorney duly admitted to practice who has rendered legal counsel to Bria.

      3. In order to induce Deanne G. Ofsink to provide legal services to Bria, Bria agreed to issue its securities as full compensation.

      4. The shares to be issued to Ms. Ofsink are pursuant to corporate resolution and the approval of the Board of Directors and the shares to be issued to Ms. Ofsink are to be registered pursuant to a Registration Statement on Form S-8.

      I have read such documents as have been made available to me. For purposes of this opinion, I have assumed the authenticity of such documents.

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Bria Communications Corporation
July 30, 1998
Page 2


      Based on the accuracy of the information supplied to me, it is my opinion that Bria may avail itself of a Registration Statement on Form S-8 and is qualified to do so, and further, it is my opinion that Ms. Ofsink, is a proper person qualified to receive shares which are registered in a Registration Statement on Form S-8.

      I consent to the use of my name in the Registration Statement filed on Form S-8.

                                                     Very truly yours,

                                                     /s/ Herbert M. Jacobi
                                                     ---------------------------
                                                     Herbert M. Jacobi